Exhibit 18.1

March 9, 2016

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin 54942

Dear Sirs/Madams:

We have audited the consolidated financial statements of School Specialty, Inc. and its subsidiaries (the “Company”) as of December 26, 2015, April 25, 2015, and April 26, 2014 (Successor Company), and for the 35 week period ended December 26, 2015 (Successor Company), the fiscal year ended April 25, 2015 (Successor Company), the forty-six week period ended April 26, 2014 (Successor Company), the six week period ended June 11, 2013 (Predecessor Company), and the fiscal year ended April 27, 2013 (Predecessor Company), included in your Transition Report on Form 10-KT to the Securities and Exchange Commission and have issued our report thereon dated March 9, 2016, which expresses an unqualified opinion and includes an explanatory paragraph emphasizing that the Company changed its fiscal year end from the last Saturday in April to the last Saturday in December. Note 2 to such consolidated financial statements contains a description of the Company’s adoption during the 35 week period ended December 26, 2015 of a change in the Company’s annual goodwill impairment testing date from the beginning of the last fiscal month of the fiscal year ended in April to the last day of the fiscal year ended in December. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin